The Maine Water Company	NEWS

For Immediate Release

Maine Water president retires, Knowlton named replacement

March 30, 2017, Saco, Maine - The Maine Water Company (Maine Water) has announced that Richard (Rick) Knowlton will become president of Maine Water, effective April 1, 2017.

Knowlton succeeds Judy Wallingford, who announced her planned retirement as Maine Water’s president last fall. She has been with Maine Water since 1980, and has been president since 1993, at a time when women held very few leadership roles in the drinking water industry.

The Maine Water Utilities Association recently honored her with its Lifetime Achievement Award for her contributions to the water industry during the course of her career. Wallingford said one of her favorite career highlights was leading Maine Water in 2016 into a very successful partnership with the Coastal Mountain Land Trust. Together the two organizations were able to forge an agreement that will permanently preserves the company’s watershed land around Mirror Lake and Grassy Pond in the Camden – Rockport area.

“Protecting this remarkable resource for future generations is very meaningful for our customers and communities, and to me personally,” Wallingford said.

Knowlton has been the vice president of operations since he joined Maine Water in 1993. In his new role, he will oversee the company’s customer service, operations, engineering, water quality and field service teams. Wallingford has high praise for her successor.

“I’ve worked alongside Rick for almost twenty-five years. He is a natural and accomplished leader, and he has an intense focus on world-class customer service for customers and communities. Maine Water is in good hands,” Wallingford said.

Knowlton has a bachelor’s degree in civil engineering from the University of Maine, and an MBA from Northeastern University.

Maine Water serves 32,000 customers, or a population of 100,000, in over 20 communities throughout the state of Maine. Maine Water is a subsidiary of Connecticut Water Service, Inc. (NASDAQ:CTWS). For more information, visit: www.MaineWater.com.

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News media contact:
Daniel J. Meaney, APR
Maine Water/Connecticut Water Company
1-800-428-3985 x6016